EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNIVISION COMMUNICATIONS TO ACQUIRE SAN FRANCISCO/SAN JOSE

RADIO STATIONS FROM ENTRAVISION COMMUNICATIONS

LOS ANGELES AND SANTA MONICA, CALIFORNIA, July 26, 2005 — Univision Communications Inc. (NYSE: UVN) and Entravision Communications Corporation (NYSE: EVC) announced today that they have entered into a definitive agreement under which Univision will acquire radio stations KBRG(FM) and KLOK(AM) serving the San Francisco/San Jose, California market from Entravision for $90 million. It is expected that Univision will pay for the acquisition with shares of Entravision common stock held by Univision.

As part of its acquisition of Hispanic Broadcasting Corporation in 2003, Univision reached an agreement with the Department of Justice (DOJ) to reduce its stake in Entravision to 15% by March 26, 2006. This transaction is expected to reduce Univision’s ownership stake in Entravision to approximately 20% and represents the first step Univision will take to meet the DOJ requirement.

“This transaction represents a unique opportunity for us to acquire two attractive radio stations in a market with a rapidly growing Hispanic population while fulfilling our regulatory requirements in a timely, responsible manner,” said Ray Rodriguez, President and Chief Operating Officer of Univision Communications. “We are confident that these stations will benefit from the tremendous cross promotion opportunities provided by Univision’s two television stations and four other radio stations in the market.”

“Our acquisition of KBRG and KLOK accomplishes two important strategic goals for Univision Radio; it will expand our format offerings in the growing San Francisco/San Jose market and increase the distribution of our popular national AM radio network, RadioCadena,” added Gary Stone, Chief Operating Officer of Univision Radio.

Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “This a very attractive transaction that we believe will enhance stockholder value as we efficiently repurchase a substantial portion of Univision’s equity interest in our company. We have remained consistent in our strategy of focusing our resources on fast-growing, high-density Hispanic markets that offer us a clear path to building leadership positions. Going forward, we will continue to evaluate our portfolio to ensure that we are best positioned to capitalize on the tremendous growth of the nation’s Hispanic population.”

The transaction, which is subject to regulatory approvals, including Hart-Scott-Rodino, is expected to close in the first quarter of 2006.

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 85% of U.S. Hispanic Households; Univision Television Group, which owns and operates 27 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 33 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 66 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. For more information, please visit www.univision.net.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 54 owned and operated radio stations. Entravision’s outdoor operations consist of approximately 10,900 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission.

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For Univision Communications Inc: Investor Contact: Diana Vesga	Media Contact: Stephanie Pillersdorf/Brooke Morganstein

Univision Communications Inc. 310-556-7695	Citigate Sard Verbinnen 212-687-8080

For Entravision Communications Corporation: Investor Contact: Mike Smargiassi Brainerd Communicators, Inc. 212-986-6667	Media Contact: Kim Holt Brainerd Communicators, Inc. 212-986-6667